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                                                                 EXHIBIT (a)(4)

                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                            TWO CITY PLACE, SUITE 380
                            ST. LOUIS, MISSOURI 63141


                                     , 2001

Dear Option Holder:

On behalf of The Source Information Management Company (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange outstanding options (the "Options") granted under the Amended and Restated 1995 Incentive Stock Option Plan ("1995 Incentive Plan") and the 1998 Omnibus Plan (the "Omnibus Plan") (collectively, the 1995 Incentive Plan and the Omnibus Plan are the "Plans") for new options the Company will grant under the Plans (the "Offer"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying he Company's offer to exchange dated October 22, 2001 (the "Offer of Exchange").

The Offer expired at 5:00 p.m. St. Louis, Missouri time, on November 19, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of ____________ shares of Common Stock and cancelled all such Options.

The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the Plans for the number of shares of Common Stock which is equal to the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Options you tendered for exchange, except that:

         - the per share exercise price under the New Option will be equal to the last reported sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option; and

         - the vesting schedule of the New Option, as set forth in the new stock option agreement, will be the same as the vesting schedule of the option tendered.

                              Sincerely,

                              /s/ S. LESLIE FLEGEL
                              -------------------------------------------

                              S. Leslie Flegel
                              Chief Executive Officer



                                    Contact:
                                    W. Brian Rodgers, Chief Financial Officer
                                    The Source Information Management Company
                                    (314) 995-9040
                                    brodgers@sorc-info.com